Filed Pursuant to Rule 424(b)(3)

Registration No. 333-221336

Product Supplement EQUITY INDICES ARN-2
(To Prospectus dated November 3, 2017

and Series F Prospectus Supplement dated November 3, 2017)

November 3, 2017

Accelerated Return Notes® “ARNs®” Linked to One or More Equity Indices

•                  ARNs are unsecured senior notes issued by Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation (“SEK”)).  Any payments due on ARNs, including any repayment of principal, will be subject to the credit risk of SEK.  ARNs are obligations of SEK and not the Kingdom of Sweden.

•                  ARNs do not guarantee the return of principal at maturity, and we will not pay interest on ARNs.  There will be no payments on ARNs prior to the maturity date and SEK cannot redeem ARNs prior to the maturity date other than as a result of certain changes in Swedish tax law.  Instead, ARNs provide a return based on the performance of an underlying Market Measure (defined under “Summary”), which will be an equity index or a basket of equity indices.

•                  ARNs provide an opportunity to earn a multiple (which will be 3 times, unless otherwise set forth in the applicable term sheet) of the positive performance of the Market Measure, up to a specified cap (“Capped Value”), while exposing you to any negative performance of the Market Measure on a 1-to-1 basis.

•                  If the value of the Market Measure increases from its Starting Value to its Ending Value (each as defined below), at maturity, you will receive a cash payment per unit (the “Redemption Amount”) that equals the principal amount plus a multiple of that increase, up to the Capped Value.  However, if the value of the Market Measure decreases from its Starting Value to its Ending Value, you will be subject to 1-to-1 downside exposure to that decrease.  In such case, you will lose some or all of your investment in ARNs.

•                  This product supplement describes the general terms of ARNs, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.

•                  For each offering of ARNs, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Market Measure, the Capped Value, and certain risk factors.  The term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.

•                  ARNs will be issued in denominations of whole units.  Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The term sheet may also set forth a minimum number of units that you must purchase.

•                  Unless otherwise specified in the applicable term sheet, ARNs will not be listed on a securities exchange or quotation system.

•                  Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and one or more of its affiliates may act as our agents to offer ARNs and will act in a principal capacity in such role.

ARNs are unsecured and are not savings accounts, deposits, or other obligations of a bank. ARNs are not insured by the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency of the United States, Sweden, or any other jurisdiction, nor are they obligations of the Kingdom of Sweden.  Potential purchasers of ARNs should consider the information in “Risk Factors” beginning on page PS-6 of this product supplement and in “Risks Associated with the Notes” on page S-6 of the accompanying Series F prospectus supplement.  You may lose some or all of your investment in ARNs.

None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus.  Any representation to the contrary is a criminal offense.

BofA Merrill Lynch

ARNs® and “Accelerated Return Notes®” are registered service marks of Bank of America Corporation, the parent corporation of MLPF&S.

SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and the prospectus, as well as the applicable term sheet.  You should rely only on the information contained in those documents and neither we nor MLPF&S have authorized any other person to provide you with any information different from the information set forth in these documents.  If anyone provides you with different or inconsistent information about ARNs, you should not rely on it.

Key Terms:

General:

ARNs are senior debt securities issued by SEK, and are not obligations of the Kingdom of Sweden, guaranteed or insured by the FDIC or secured by collateral.  They rank equally with all of our other unsecured senior debt from time to time outstanding. Any payments due on ARNs, including any repayment of principal, are subject to our credit risk.

The return on ARNs will be based on the performance of a Market Measure and there is no guaranteed return of principal at maturity. Therefore, you may lose some or all of your investment if the value of the Market Measure decreases from the Starting Value to the Ending Value.

Each issue of ARNs will mature on the date set forth in the applicable term sheet.  We cannot redeem ARNs at any earlier date other than as a result of certain changes in Swedish tax law.  We will not make any payments on ARNs until maturity, and you will not receive interest payments.

Market Measure:

The Market Measure may consist of one or more of the following:

•                  U.S. broad-based equity indices;

•                  U.S. sector or style-based equity indices;

•                  non-U.S. or global equity indices; or

•                  any combination of the above.

The Market Measure may consist of a group, or “Basket,” of the foregoing.  We refer to each equity index included in any Basket as a “Basket Component.”  If the Market Measure to which your ARNs are linked is a Basket, the Basket Components will be set forth in the applicable term sheet.

Market Measure Performance:

The performance of the Market Measure will be measured according to the percentage change of the Market Measure from its Starting Value to its Ending Value.

Unless otherwise specified in the applicable term sheet:

The “Starting Value” will equal the closing level of the Market Measure on the date when ARNs are priced for initial sale to the public (the “pricing date”).

If the Market Measure consists of a Basket, the Starting Value will be equal to 100.  See “Description of ARNs—Basket Market Measures.”

The “Ending Value” will equal the average of the closing levels of the Market Measure on each calculation day during the Maturity Valuation Period (each as defined below).

If a Market Disruption Event (as defined below) occurs and is continuing on a calculation day, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in the section “Description of ARNs—The Starting Value and the Ending Value—Ending Value.”

If the Market Measure consists of a Basket, the Ending Value will be determined as described in “Description of ARNs—Basket Market Measures—Ending Value of the Basket.”

Participation Rate:

The rate at which investors participate in the increase in the value of the Market Measure, as calculated below.  The Participation Rate will be 300% for ARNs, unless otherwise set forth in the applicable term sheet.

Capped Value:

The maximum Redemption Amount.  Your investment return, if any, is limited to the amount represented by the Capped Value specified in the applicable term sheet.  We will determine the applicable Capped Value on the pricing date of each issue of ARNs.

Redemption Amount at Maturity:

At maturity, you will receive a Redemption Amount that is greater than the principal amount if the value of the Market Measure increases from the Starting Value to the Ending Value. However, in no event will the Redemption Amount exceed the Capped Value.  If the value of the Market Measure decreases from the Starting Value to the Ending Value, you will be subject to 1-to-1 downside exposure to that decrease, and will receive a Redemption Amount that is less than the principal amount.

Any payments due on ARNs, including repayment of principal, are subject to our credit risk as issuer of ARNs.

The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

Principal at Risk:

You may lose all or a substantial portion of the amount that you invested in ARNs.  Further, if you sell your ARNs prior to maturity, you may find that the market value per ARN is less than the price that you paid for ARNs.

Calculation Agent:

The calculation agent will make all determinations associated with ARNs. Unless otherwise set forth in the applicable term sheet, we will appoint MLPF&S or one of its affiliates to act as calculation agent for ARNs.  See the section entitled “Description of ARNs—Role of the Calculation Agent.”

Agents:

MLPF&S and one or more of its affiliates will act as our agents in connection with each offering of ARNs and will receive an underwriting discount based on the number of units of ARNs sold.  None of the agents is your fiduciary or advisor solely as a result of the making of any offering of ARNs, and you should not rely upon this product supplement, the term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase ARNs.

Listing:	Unless otherwise specified in the applicable term sheet, ARNs will not be listed on a securities exchange or quotation system.

This product supplement relates only to ARNs and does not relate to any equity index that comprises the Market Measure described in any term sheet.  You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable term sheet, to understand fully the terms of your ARNs, as well as the tax and other considerations important to you in making a decision about whether to invest in any ARNs.  In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in ARNs, to determine whether an investment in ARNs is appropriate for you.  If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents.  However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

Neither we nor any agent is making an offer to sell ARNs in any jurisdiction where the offer or sale is not permitted.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus.  Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to SEK.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any ARNs.

RISK FACTORS

Your investment in ARNs is subject to significant investment risks, many of which differ from those of a conventional debt security.  Your decision to purchase ARNs should be made only after carefully considering the risks, including those discussed below, in light of your particular circumstances.  ARNs are not an appropriate investment for you if you are not knowledgeable about the material terms of ARNs or investments in equity or equity-based securities in general.

General Risks Relating to ARNs

Your investment may result in a loss; there is no guaranteed return of principal.  There is no fixed principal repayment amount on ARNs at maturity.  The return on ARNs will be based on the performance of a Market Measure and therefore, you will lose some or all of your investment if the value of the Market Measure decreases from the Starting Value to the Ending Value. If the Ending Value is less than the Starting Value, then you will receive a Redemption Amount at maturity that will be less than the principal amount of your ARNs.

Your return on ARNs may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity.  There will be no periodic interest payments on ARNs as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  Any return that you receive on ARNs may be less than the return you would earn if you purchased a conventional debt security with the same maturity date.  As a result, your investment in ARNs may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Market Measure.  The appreciation potential of ARNs is limited to the Capped Value.  You will not receive a Redemption Amount greater than the Capped Value, regardless of the appreciation of the Market Measure.  In contrast, a direct investment in the Market Measure (or the securities included in the Market Measure) would allow you to receive the full benefit of any appreciation in the value of the Market Measure (or those underlying securities).

In addition, unless otherwise set forth in the applicable term sheet, the Ending Value will not reflect the value of dividends paid, or distributions made, on the securities included in the Market Measure or any other rights associated with those securities.  Thus, any return on ARNs will not reflect the return you would realize if you actually owned the securities underlying the Market Measure.

Additionally, the Market Measure may consist of one or more equity indices that include components traded in a non-U.S. currency.  If the value of that currency strengthens against the U.S. dollar during the term of your ARNs, you may not obtain the benefit of that increase, which you would have received if you had owned the securities included in the index or indices.

Payments on ARNs are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of ARNs.  ARNs are our senior unsecured debt securities.  They are not obligations of the Kingdom of Sweden.  As a result, your receipt of the Redemption Amount at maturity is dependent upon our ability to repay our obligations on the maturity date, regardless of whether the Market Measure increases from the Starting Value to the Ending Value.  No assurance can be given as to what our financial condition will be on the maturity date. If we become unable to meet our financial obligations as they become due, you may not receive the amounts payable under the terms of ARNs.

In addition, our credit ratings are assessments by ratings agencies of our ability to pay our obligations.  Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in the spread between the yield on our securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of ARNs.  However, because your return on ARNs depends upon factors in addition to our ability to pay our obligations, such as the value of the Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to ARNs.

The initial estimated value of ARNs considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect.  The initial estimated value of ARNs, which will be set forth in the applicable term sheet, is an estimate only, determined as of a particular point in time using an internal valuation methodology, including reference to our pricing models, which incorporate market data provided by third parties.  Our internal valuation methodology and these pricing models consider certain assumptions and variables, including our internal funding rate on the pricing date, expectations on interest rates and volatility, and the expected term of ARNs.  Our internal valuation methodology and these pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.  The initial estimated value may also differ from the value we assign to ARNs for financial reporting purposes at any given time.

The public offering price you pay for ARNs will exceed the initial estimated value.  If you attempt to sell ARNs prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value.  This is due to, among other things, changes in the value of the Market Measure to which your ARNs are linked, our internal funding rate, and the inclusion in the public offering price of the underwriting discount and an expected hedging-related charge.  These factors, together with various credit, market and economic factors over the term of ARNs, are expected to reduce the price at which you may be able to sell ARNs in any secondary market and will affect the value of ARNs in complex and unpredictable ways.

The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of its affiliates would be willing to purchase your ARNs in any secondary market (if any exists) at any time.  The value of your ARNs at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Market Measure, our creditworthiness and changes in market conditions.

We cannot assure you that there will be a trading market for your ARNs.  If a secondary market exists, we cannot predict how ARNs will trade, or whether that market will be liquid or illiquid.  The development of a trading market for ARNs will depend on various factors, including our financial performance and changes in the value of the Market Measure.  The number of potential buyers of your ARNs in any secondary market may be limited.

We anticipate that one or more of the agents will act as a market-maker for ARNs that it offers, but none of them is required to do so and may cease to do so at any time.  Any price at which an agent may bid for, offer, purchase, or sell any ARNs may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs.  These bids, offers, or transactions may affect the prices, if any, at which those ARNs might otherwise trade in the market.  In addition, if at any time any agent were to cease acting as a market-maker for any issue of ARNs, it is likely that there would be significantly less liquidity in that secondary market.  In such a case, the price at which those ARNs could be sold likely would be lower than if an active market existed.

Unless otherwise stated in the term sheet, we will not list ARNs on any securities exchange.  Even if an application were made to list your ARNs, we cannot assure you that the application will be approved or that your ARNs will be listed and, if listed, that they will remain listed for their entire term.  The listing of ARNs on any securities exchange will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.  There is no assurance that any party will be willing to purchase your ARNs at any price in any secondary market.

The Redemption Amount will not reflect changes in the value of the Market Measure that occur other than during the Maturity Valuation Period.  Changes in the value of the Market Measure during the term of ARNs other than during the Maturity Valuation Period will not be reflected in the calculation of the Redemption Amount.  To calculate the Redemption Amount, the calculation agent will compare only the Ending Value to the Starting Value.  No other values of the Market Measure will be taken into account.  As a result, even if the value of the Market Measure has increased at certain times during the term of ARNs, you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Starting Value.

If your ARNs are linked to a Basket, changes in the levels of one or more of the Basket Components may be offset by changes in the levels of one or more of the other Basket Components.  The Market Measure of your ARNs may be a Basket.  In such a case, changes in the levels of one or more of the Basket Components may not correlate with changes in the levels of one or more of the other Basket Components.  The levels of one or more Basket Components may increase, while the levels of one or more of the other Basket Components may decrease or not increase as much.  Therefore, in calculating the value of the Market Measure at any time, increases in the level of one Basket Component may be moderated or wholly offset by decreases or lesser increases in the levels of one or more of the other Basket Components.  If the weightings of the applicable Basket Components are not equal, adverse changes in the levels of the Basket Components which are more heavily weighted could have a greater impact upon your ARNs.

The respective publishers of the applicable indices may adjust those indices in a way that affects their levels, and these publishers have no obligation to consider your interests.  The publisher of each index to which your ARNs are linked (each, an “Index Publisher”) can add, delete, or substitute the components included in that index or make other methodological changes that could change its level.  A new security included in an index may perform significantly better or worse than the replaced security, and the performance will impact the level of the applicable index.  Additionally, an Index Publisher may alter, discontinue, or suspend calculation or dissemination of an index.  Any of these actions could adversely affect the value of your ARNs.  The Index Publishers will have no obligation to consider your interests in calculating or revising any index.

Exchange rate movements may impact the value of ARNs.  If any security included in a Market Measure is traded in a currency other than U.S. dollars and, for purposes of the applicable index, is converted into U.S. dollars, then the value of the Market Measure may depend in part on the relevant exchange rates.  If the value of the U.S. dollar increases against the currencies of that index, the level of the applicable index may be adversely affected and the Redemption Amount may be reduced.  Exchange rate movements may be particularly impacted by existing and expected rates of inflation and interest rate levels, the balance of payments, and the extent of governmental surpluses or deficits in the countries relevant to the applicable index and the United States.  All of these factors are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments of those countries and the United States and other countries important to international trade and finance.

If you attempt to sell ARNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. ARNs are not designed to be short-term trading instruments.  You have no right to have your ARNs redeemed prior to maturity.  If you wish to liquidate your investment in ARNs prior to maturity, your only option would be to sell them.  At that time, there may be an illiquid market for your ARNs or no market at all.  Even if you were able to sell your ARNs, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below.  The impact of any one factor may be offset or magnified by the effect of another factor.  The following paragraphs describe a specific factor’s expected impact on the market value of ARNs, assuming all other conditions remain constant.

•                  Value of the Market Measure.  We anticipate that the market value of ARNs prior to maturity generally will depend to a significant extent on the value of the Market Measure.  In general it is expected that the market value of ARNs will decrease as the value of the Market Measure decreases, and increase as the value of the Market Measure increases.  However, as the value of the Market Measure increases or decreases, the market value of ARNs is not expected to increase or decrease at the same rate.  If you sell your ARNs when the value of the Market Measure is less than, or not sufficiently above the applicable Starting Value, then you may receive less than the principal amount of your ARNs.

In addition, because the Redemption Amount will not exceed the applicable Capped Value, we do not expect that ARNs will trade in any secondary market at a price that is greater than the Capped Value.

•                  Volatility of the Market Measure.  Volatility is the term used to describe the size and frequency of market fluctuations.  Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of ARNs.  Even if the value of the Market Measure increases after the applicable pricing date, if you are able to sell your ARNs before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined.

•                  Economic and Other Conditions Generally.  The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events and related uncertainties that affect stock markets generally, may affect the value of the Market Measure and the market value of ARNs.  If the Market Measure includes one or more indices that have returns that are calculated based upon securities prices in one or more non-U.S. markets (a “non-U.S. Market Measure”), the value of your ARNs may also be affected by similar events in the markets of the relevant foreign countries.

•                  Interest Rates.  We expect that changes in interest rates will affect the market value of ARNs.  In general, if U.S. interest rates increase, we expect that the market value of ARNs will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of ARNs will increase.  In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of ARNs.  In the case of non-U.S. Market Measures, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the value of the non-U.S. Market Measure, and, thus, the market value of ARNs may be adversely affected.

•                  Dividend Yields.  In general, if cumulative dividend yields on the securities included in the Market Measure increase, we anticipate that the market value of ARNs will decrease; conversely, if those dividend yields decrease, we anticipate that the market value of your ARNs will increase.

•                  Exchange Rate Movements and Volatility.  If the Market Measure of your ARNs includes any non-U.S. Market Measures, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have a negative impact on the value of your ARNs, and the Redemption Amount may depend in part on the relevant exchange rates.  In addition, the correlation between the relevant exchange rate and any applicable non-U.S. Market Measure reflects the extent to which a percentage change in that exchange rate corresponds to a percentage change in the applicable non-U.S. Market Measure, and changes in these correlations may have a negative impact on the value of your ARNs.

•                  Our Financial Condition and Creditworthiness.  Our perceived creditworthiness, including any increases in our credit spreads and any actual or anticipated decreases in our credit ratings, may adversely affect the market value of ARNs. In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of ARNs.  However, a decrease in our credit spreads or an improvement in our credit ratings will not necessarily increase the market value of ARNs.

•                  Time to Maturity.  There may be a disparity between the market value of ARNs prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure prior to the maturity date. As the time to maturity decreases, this disparity will likely decrease, such that the value of ARNs will approach the expected Redemption Amount to be paid at maturity.

Trading and hedging activities by us, the agents, and their affiliates may affect your return on ARNs and their market value.  We, the agents, and their affiliates may buy or sell the securities included in the Market Measure, or futures or options contracts on the Market Measure or its component securities, or other listed or over-the-counter derivative instruments linked to the Market Measure or its component securities.  We may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under ARNs.  These transactions could affect the value of these securities and, in turn, the value of a Market Measure in a manner that could be adverse to your investment in ARNs.  On or before the applicable pricing date, any purchases or sales by us (including for the purpose of hedging our obligations under the ARNs), the agents, and their affiliates, or others on our or their behalf may increase the value of a Market Measure or its component securities.  Consequently, the values of that Market Measure or the securities included in that Market Measure may decrease subsequent to the pricing date of an issue of ARNs, adversely affecting the market value of ARNs.

We, the agents, or one or more of their affiliates may also engage in hedging activities that could increase the value of the Market Measure on the applicable pricing date.  In addition, these activities may decrease the market value of your ARNs prior to maturity, including during the Maturity Valuation Period, and may affect the Redemption Amount.  We, the agents, or one or more of their affiliates may purchase or otherwise acquire a long or short position in ARNs.  We, the agents, or any of their affiliates may hold or resell ARNs.  For example, the agents may enter into these transactions in connection with any market making activities in which they engage.  We cannot assure you that these activities will not adversely affect the value of the Market Measure or the market value of your ARNs prior to maturity or the Redemption Amount.

Our trading, hedging and other business activities, and those of the agents, may create conflicts of interest with you.  We, the agents, or one or more of their affiliates may engage in trading activities related to the Market Measure and to securities included in the Market Measure that are not for your account or on your behalf.  We, the agents, or one or more of their affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Market Measure.  In addition, in the ordinary course of their business activities, the agents and their affiliates may hold and trade our debt and equity securities (or related derivative positions) and financial instruments (including bank loans) for their own account and for the accounts of their customers.  Certain of the agents or their affiliates may also have a lending relationship with us. In order to hedge such exposure, the agents may enter into transactions such as the creation of short positions in our securities, including potentially ARNs.  Any such short positions could adversely affect future trading prices of ARNs.  These trading and other business activities may present a conflict of interest between your interest in ARNs and the interests we, the agents, and their affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management.  These trading and other business activities, if they influence the value of the Market Measure or secondary trading in your ARNs, could be adverse to your interests as a beneficial owner of ARNs.

We, the agents, and their affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under ARNs.  We, the agents, or their affiliates also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of ARNs.  We may enter into such hedging arrangements with one or more of the agents or their affiliates.  Such a party may enter into additional hedging transactions with other parties relating to ARNs and the applicable Market Measure.  This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, or the hedging activity could also result in a loss.  We, the agents , and their affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of ARNs increases or decreases.  Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agents, and our respective affiliates receive for the sale of ARNs, which creates an additional incentive to sell ARNs to you.

There may be potential conflicts of interest involving the calculation agent.  We have the right to appoint and remove the calculation agent.  We expect to appoint MLPF&S or one of its affiliates as the calculation agent for ARNs and, as such, it will determine the Starting Value, the Ending Value, and the Redemption Amount. As the calculation agent, MLPF&S or one of its affiliates will have discretion in making various determinations that affect your ARNs. The exercise of this discretion by the calculation agent could adversely affect the value of your ARNs and may present the calculation agent with a conflict of interest of the kind described under “—Trading and hedging activities by us, the agents, and their affiliates may affect your return on ARNs and their market value” and “—Our trading, hedging and other business activities, and those of the agents, may create conflicts of interest with you” above.

The U.S. federal income tax consequences of an investment in ARNs are uncertain, and may be adverse to a holder of ARNs.  No statutory, judicial, or administrative authority directly addresses the characterization of ARNs or securities similar to ARNs for U.S. federal income tax purposes.  As a result, significant aspects of the U.S. federal income tax consequences of an investment in ARNs are not certain.  Under the terms of ARNs, you will have agreed with us to treat ARNs as a single financial contract, as described under Material U.S. Federal Income Taxation Considerations.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for ARNs, the timing and character of gain or loss with respect to ARNs may differ.  No ruling will be requested from the IRS with respect to ARNs and no assurance can be given that the IRS will agree with the statements made in the section entitled Material U.S. Federal Income Taxation Considerations.

You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in ARNs.

Risks Relating to the Market Measures

You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure.  In the ordinary course of their businesses, we, the agents, and their affiliates may have expressed views on expected movements in a Market Measure or the securities included in the Market Measure, and may do so in the future.  These views or reports may be communicated to our clients and clients of these entities.  However, these views are subject to change from time to time.  Moreover, other professionals who deal in markets relating to a Market Measure may at any time have significantly different views from our views and the views of these entities.  For these reasons, you are encouraged to derive information concerning a Market Measure and its component securities from multiple sources, and you should not rely on our views or the views expressed by these entities.

You will have no rights as a security holder, you will have no rights to receive any of the securities represented by the Market Measure, and you will not be entitled to dividends or other distributions by the issuers of these securities.  ARNs are our debt securities.  They are not equity instruments, shares of stock, or securities of any other issuer.  Investing in ARNs will not make you a holder of any of the securities represented by the Market Measure.  You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to those securities.  As a result, the return on your ARNs may not reflect the return you would realize if you actually owned those securities and received the dividends paid or other distributions made in connection with them.  Additionally, the levels of certain indices reflect only the prices of the securities included in that index and do not take into consideration the value of dividends paid on those securities.  Your ARNs will be paid in cash and you have no right to receive delivery of any of these securities.

If the Market Measure to which your ARNs are linked includes equity securities traded on foreign exchanges, your return may be affected by factors affecting international securities markets.  The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets.  Factors which could affect those markets, and therefore the return on your ARNs, include:

•                       Market Liquidity and Volatility.  The relevant foreign securities markets may be less liquid and/or more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.

•                       Political, Economic, and Other Factors.  The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions.  Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets.  In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets.  The relevant foreign economies may differ favorably or unfavorably from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems.  Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems.  In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets, and/or nationalization of their businesses.  The economic and financial data about some of these countries may be unreliable.

•                       Publicly Available Information.  There is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC.  In addition, accounting, auditing, and financial reporting standards and requirements in foreign countries differ from those applicable to U.S. reporting companies.

Unless otherwise set forth in the applicable term sheet, we and the agents do not control any company included in any Market Measure and have not verified any disclosure made by any other company.  We, the agents, or their affiliates currently, or in the future, may engage in business with companies included in a Market Measure, and we, the agents, or their affiliates may from time to time own securities of companies included in a Market Measure.  However, none of us, the agents, or any of their affiliates have the ability to control the actions of any of these companies or have undertaken any independent review of, or made any due diligence inquiry with respect to, any of these companies, unless (and only to the extent that) the securities of us, the agents, or their affiliates are represented by that Market Measure.  In addition, unless otherwise set forth in the applicable term sheet, none of us, the agents, or any of their affiliates are responsible for the calculation of any index represented by a Market Measure.  You should make your own investigation into the Market Measure.

Unless otherwise set forth in the applicable term sheet, none of the Index Publishers, their affiliates, or any companies included in the Market Measure will be involved in any offering of ARNs or will have any obligation of any sort with respect to ARNs.  As a result, none of those companies will have any obligation to take your interests as holders of ARNs into consideration for any reason, including taking any corporate actions that might affect the value of the securities represented by the Market Measure or the value of ARNs.

Our business activities and those of the agents relating to the companies represented by a Market Measure or ARNs may create conflicts of interest with you.  We, the agents, and their affiliates, at the time of any offering of ARNs or in the future, may engage in business with the companies represented by a Market Measure, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors.

In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties.  We, the agents, and their affiliates have published, and in the future may publish, research reports on one or more of these companies.  The agents may also publish research reports relating to our securities, including ARNs.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your ARNs.  Any of these activities may affect the value of the Market Measure and the market value of your ARNs.  None of us, the agents, or their affiliates makes any representation to any purchasers of ARNs regarding any matters whatsoever relating to the issuers of the securities included in a Market Measure.  Any prospective purchaser of ARNs should undertake an independent investigation of the companies included in a Market Measure to a level that, in its judgment, is appropriate to make an informed decision regarding an investment in ARNs.  The composition of the Market Measure does not reflect any investment recommendations from us, the agents, or their affiliates.

Other Risk Factors Relating to the Applicable Market Measure

The applicable term sheet may set forth additional risk factors as to the Market Measure that you should review prior to purchasing ARNs.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from each sale of ARNs for the purposes described in the accompanying prospectus under “Use of Proceeds.”  In addition, we expect that we may use a portion of the net proceeds to hedge our obligations under ARNs.

DESCRIPTION OF ARNS

General

Each issue of ARNs will be part of a series of medium-term notes entitled “Medium-Term Notes, Series F” that will be issued under the Indenture, as amended and supplemented from time to time.  The Indenture is described more fully in the prospectus and prospectus supplement.  The following description of ARNs supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus.  These documents should be read in connection with the applicable term sheet.

The maturity date of ARNs and the aggregate principal amount of each issue of ARNs will be stated in the term sheet. If the scheduled maturity date is not a business day, we will make the required payment on the next business day, and no interest will accrue as a result of such delay.

We will not pay interest on ARNs. ARNs do not guarantee the return of principal at maturity. ARNs will be payable only in U.S. dollars.

Prior to the maturity date, ARNs are not redeemable by us or repayable at the option of any holder.  ARNs are not subject to any sinking fund.

We will issue ARNs in denominations of whole units.  Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10.  The CUSIP number for each issue of ARNs will be set forth in the term sheet.  You may transfer ARNs only in whole units.

Payment at Maturity

At maturity, subject to our credit risk as issuer of ARNs, you will receive a Redemption Amount, denominated in U.S. dollars.  The “Redemption Amount” will be calculated as follows:

•                  If the Ending Value is greater than the Starting Value, then the Redemption Amount will equal:

The Redemption Amount will not exceed a “Capped Value” (determined on the pricing date) set forth in the term sheet.

•                  If the Ending Value is less than or equal to the Starting Value, then the Redemption Amount will equal:

However, the Redemption Amount will not be less than zero.

Your participation in any upside potential of the Market Measure underlying your ARNs will also be impacted by the Participation Rate.  The “Participation Rate” will be 300% for ARNs unless otherwise set forth in the term sheet.

Each term sheet will provide examples of Redemption Amounts based on hypothetical Starting Values, Ending Values, and Capped Values.

If specified in the term sheet, your ARNs may be “Relative Value ARNs,” the return on which will be determined based on the relative performance of two or more indices.  The specific terms of any Relative Value ARNs will be set forth in the term sheet.

The term sheet will set forth information as to the specific Market Measure, including information as to the historical values of the Market Measure.  However, historical values of the Market Measure are not indicative of the future performance of the Market Measure or the performance of your ARNs.

An investment in ARNs does not entitle you to any ownership interest, including any voting rights, dividends paid, interest payments, or other distributions, in the securities of any of the companies included in a Market Measure.

The Starting Value and the Ending Value

Starting Value

Unless otherwise specified in the term sheet, the “Starting Value” will equal the closing level of the Market Measure on the pricing date.

Ending Value

Unless otherwise specified in the term sheet, the Ending Value will equal the average of the closing levels of the Market Measure determined on each calculation day during the Maturity Valuation Period.

The “Maturity Valuation Period” means the period consisting of one or more calculation days shortly before the maturity date. The timing and length of the period will be set forth in the term sheet.

A “calculation day” means any Market Measure Business Day during the Maturity Valuation Period on which a Market Disruption Event has not occurred.

Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means a day on which (1) the New York Stock Exchange (the “NYSE”) and The NASDAQ Stock Market (the “NASDAQ”), or their successors, are open for trading and (2) the Market Measure or any successor is calculated and published.

If (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the closing level of the Market Measure for the applicable non-calculation day will be the closing level of the Market Measure on the following calculation day that occurs during the Maturity Valuation Period.  For example, if the first and second scheduled calculation days during the Maturity Valuation Period are non-calculation days, then the closing level of the Market Measure on the following calculation day will also be the closing level for the Market

Measure on the first and second scheduled calculation days during the Maturity Valuation Period.  If no further calculation days occur after a non-calculation day, or if every scheduled calculation day during the Maturity Valuation Period is a non-calculation day, then the closing level of the Market Measure for each following non-calculation day (or for all the scheduled calculation days during the Maturity Valuation Period, if applicable) will be determined (or, if not determinable, estimated) by the calculation agent in a commercially reasonable manner on the last scheduled calculation day during the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day.

If the Market Measure consists of a Basket, the Starting Value and the Ending Value of the Basket will be determined as described in “—Basket Market Measures.”

Market Disruption Events

For an index, “Market Disruption Event” means one or more of the following events, as determined by the calculation agent in its sole discretion:

(A)                             the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where the securities included in an index trade (without taking into account any extended or after-hours trading session), in 20% or more of the securities which then comprise the index or any successor index; and

(B)                             the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the index (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the index, or any successor index.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)                               a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)                               a decision to permanently discontinue trading in the relevant futures or options contracts related to the index, or any successor index, will not constitute a Market Disruption Event;

(3)                               a suspension in trading in a futures or options contract on the index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the index;

(4)                               a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)                               if applicable to indices with component securities listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Adjustments to an Index

After the applicable pricing date, an Index Publisher may make a material change in the method of calculating an index or in another way that changes the index such that it does not, in the opinion of the calculation agent, fairly represent the level of the index had those changes or modifications not been made.  In this case, the calculation agent will, at the close of business in New York, New York, on each date that the closing level is to be calculated, make adjustments to the index.  Those adjustments will be made in good faith as necessary to arrive at a calculation of a level of the index as if those changes or modifications had not been made, and calculate the closing level of the index, as so adjusted.

Discontinuance of an Index

After the pricing date, an Index Publisher may discontinue publication of an index to which an issue of ARNs is linked.  The Index Publisher or another entity may then publish a substitute index that the calculation agent determines, in its sole discretion, to be comparable to the original index (a “successor index”).  If this occurs, the calculation agent will substitute the successor index as calculated by the relevant Index Publisher or any other entity and calculate the Ending Value as described under “—The Starting Value and the Ending Value” or “—Basket Market Measure,” as applicable.  If the calculation agent selects a successor index, the calculation agent will give written notice of the selection to the trustee, to us, and to the holders of ARNs.

If an Index Publisher discontinues publication of the index before the end of the Maturity Valuation Period and the calculation agent does not select a successor index, then on each day that would have been a calculation day, until the earlier to occur of:

•      the determination of the Ending Value; and

•      a determination by the calculation agent that a successor index is available,

the calculation agent will compute a substitute level for the index in accordance with the procedures last used to calculate the index before any discontinuance as if that day were a calculation day.  The calculation agent will make available to holders of ARNs information regarding those levels by means of Bloomberg L.P., Thomson Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.

If a successor index is selected or the calculation agent calculates a level as a substitute for an index, the successor index or level will be used as a substitute for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of any index to which your ARNs are linked may adversely affect trading in ARNs.

Basket Market Measures

If the Market Measure to which your ARNs are linked is a Basket, the Basket Components will be set forth in the term sheet.  We will assign each Basket Component a weighting (the “Initial Component Weight”) so that each Basket Component represents a percentage of the Starting Value of the Basket on the pricing date.  We may assign the Basket

Components equal Initial Component Weights, or we may assign the Basket Components unequal Initial Component Weights.  The Initial Component Weight for each Basket Component will be stated in the term sheet.

Determination of the Component Ratio for Each Basket Component

The “Starting Value” of the Basket will be equal to 100.  We will set a fixed factor (the “Component Ratio”) for each Basket Component on the pricing date, based upon the weighting of that Basket Component.  The Component Ratio for each Basket Component will be calculated on the pricing date and will equal:

•                              the Initial Component Weight (expressed as a percentage) for that Basket Component, multiplied by 100; divided by

•                              the closing level of that Basket Component on the pricing date.

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date.  The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Component in the event that Basket Component is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Component had those material changes or modifications not been made.

The following table is for illustration purposes only, and does not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the term sheet.

Example: The hypothetical Basket Components are Index ABC, Index XYZ, and Index RST, with their Initial Component Weights being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Component	Initial Component Weight	Hypothetical Closing Level(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
Index ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	25.00%	2,420.00	0.01033058	25.00
Index RST	25.00%	1,014.00	0.02465483	25.00
Starting Value				100.00

(1)         This column sets forth the hypothetical closing level of each Basket Component on the hypothetical pricing date.

(2)         The hypothetical Component Ratio equals the Initial Component Weight (expressed as a percentage) of each Basket Component multiplied by 100, and then divided by the closing level of that Basket Component on the hypothetical pricing date, with the result rounded to eight decimal places.

Unless otherwise stated in the term sheet, if a Market Disruption Event occurs on the pricing date as to any Basket Component, the calculation agent will establish the closing level of that Basket Component (the “Basket Component Closing Level”), and thus its Component Ratio, based on the closing level of that Basket Component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs for that Basket Component.  In the event that a Market Disruption Event occurs for that Basket Component on the pricing date and on each day to and including the second scheduled Market Measure Business Day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date) will estimate the Basket Component Closing Level, and thus the applicable Component Ratio, in a manner that the calculation agent considers commercially reasonable.  The final term sheet will provide the Basket Component Closing Level, a brief statement of the facts relating to the establishment of the Basket Component Closing Level (including the applicable Market Disruption Event(s)), and the applicable Component Ratio.

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning stated above in “—Market Disruption Events.”

Ending Value of the Basket

The calculation agent will calculate the value of the Basket by summing the products of the Basket Component Closing Level on a calculation day and the Component Ratio for each Basket Component.  The value of the Basket will vary based on the increase or decrease in the level of each Basket Component. Any increase in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in an increase in the value of the Basket.  Conversely, any decrease in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in a decrease in the value of the Basket.

The “Ending Value” of the Basket will be the average value of the Basket on each calculation day during the Maturity Valuation Period.

Unless otherwise specified in the term sheet, if, for any Basket Component (an “Affected Basket Component”), (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the value of the Basket Components for such non-calculation day, and as a result, the Ending Value, as follows:

•                              The closing level of each Basket Component that is not an Affected Basket Component will be its closing level on such non-calculation day.

•                              The closing level of each Basket Component that is an Affected Basket Component for the applicable non-calculation day will be determined in the same manner as described in the fifth paragraph of subsection “—Ending Value,” provided that references to “Market Measure” will be references to “Basket Component.”

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding ARNs as described in this product supplement, including determinations regarding the Starting Value, the Ending Value, the Market Measure, the Redemption Amount, any Market Disruption Events, a successor index, Market Measure Business Days, business days, calculation days, non-calculation days, and determinations related to any adjustments to, or discontinuance of any index.  Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.

We expect to appoint MLPF&S or one of its affiliates as the calculation agent for each issue of ARNs. However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

ARNs will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of ARNs in immediately available funds.  We will pay the Redemption Amount in immediately available funds so long as ARNs are maintained in book-entry form.

Events of Default and Acceleration

Events of default are defined in the Indenture.  If such event occurs and is continuing, unless otherwise stated in the term sheet, the amount payable to a holder of ARNs upon any acceleration permitted under the Indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if ARNs matured on the date of acceleration and as if the final calculation day of the Maturity Valuation Period were the fifth Market Measure Business Days prior to the date of acceleration.  In case of default in payment of ARNs when no bankruptcy proceeding has been commenced in respect of us, whether on the stated maturity date or upon acceleration, from and after that date ARNs will bear interest, payable upon demand of their holders, at the then current Federal Funds Rate, calculated as described on pages S-28 and S-29 of the accompanying prospectus supplement.  If a bankruptcy proceeding is commenced in respect of us, your claim may be limited, under the United States Bankruptcy Code, to the principal amount of your ARNs.  In case of a default in payment of ARNs, whether at their maturity or upon acceleration, you may not be entitled to receive a default interest rate during the period between the filing of a petition under the United States Bankruptcy Code and maturity.

Listing

Unless otherwise specified in the applicable term sheet, ARNs will not be listed on a securities exchange or quotation system.

Tax Redemption

We may redeem ARNs prior to maturity if, due to the imposition by Sweden or one of its taxing authorities of any tax, assessment or governmental charge subsequent to the date of the issuance of ARNs, we would become obligated to pay additional amounts as set forth in the accompanying prospectus under “Description of Debt Securities—Optional Redemption Due to Change in Swedish Tax Treatment.”  If such an imposition occurs, we may at our option redeem all, but not less than all, ARNs by giving notice specifying a redemption date at least 30 days, but not more than 60 days, after the date of the notice.  In such event, the redemption price per ARNs will be determined by the Calculation Agent and will be equal to the Redemption Amount plus accrued and unpaid interest, if any, to but excluding the redemption date, calculated as though the applicable Calculation Day were the third Business Day prior to the redemption date.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S and one or more of its affiliates may act as our agents for any offering of ARNs.  The agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet.  Each agent will be a party to a distribution agreement described in the “Plan of Distribution” beginning on page S-43 of the accompanying prospectus supplement.

Each agent will receive an underwriting discount that is a percentage of the aggregate principal amount of ARNs sold through its efforts, which will be set forth in the applicable term sheet.  You must have an account with the applicable agent in order to purchase ARNs.

None of the agents is acting as your fiduciary or advisor solely as a result of the making of any offering of ARNs, and you should not rely upon this product supplement, the term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any ARNs.  You should make your own investment decision regarding ARNs after consulting with your legal, tax, and other advisors.

MLPF&S and its affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any ARNs after their initial sale solely for the purpose of providing investors with the description of the terms of ARNs that were made available to investors in connection with the initial distribution of ARNs. Secondary market investors should not, and will not be authorized to rely on these documents for information regarding SEK or for any purpose other than that described in the immediately preceding sentence.

Selling Restrictions

The following selling restrictions relating to ARNs shall supplement or, to the extent they are inconsistent with, supersede the selling restrictions relating to the notes set forth under the heading “Plan of Distribution—Selling Restrictions” in the accompanying prospectus supplement.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), MLPF&S has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer to the public of any ARNs which are the subject of the offering contemplated by this Product Supplement may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State may be made at any time with effect from and including the Relevant Implementation Date under the following exemptions under the Prospectus Directive:

(a)                                 to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)                                 to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

(c)                                  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

(d)                                 provided that no such offer of ARNs referred to in (b) to (d) above shall require the issuer or any dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public”, in relation to any ARNs in any Relevant Member State, means the communication in any form and by any means of sufficient information on the terms of the offer and ARNs to be offered so as to enable an investor to decide to purchase or subscribe for ARNs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC ( as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

This EEA Selling restriction is in addition to any other selling restrictions set out in Product Supplement.

Prohibition of Sales to EEA Retail Investors

MLPF&S has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any ARNs to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)                           the expression “retail investor” means a person who is one (or more) of the following:

a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

not a qualified investor as defined in the Prospectus Directive as amended; and

(b)                           the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and ARNs to be offered so as to enable an investor to decide to purchase or subscribe ARNs.

This communication is only being distributed to and is only directed at persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as

“relevant persons”).  ARNs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such ARNs will be engaged in only with, relevant persons.  Any person who is not a relevant person should not act or rely on this document or any of its contents

United Kingdom

MLPF&S has represented, warranted and agreed that:

(a)                             it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any ARNs in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b)                             it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to ARNs in, from or otherwise involving the United Kingdom.

Argentina

We have not made, and will not make, any application to obtain an authorization from the National Securities Exchange Commission (Comisión Nacional de Valores), or the CNV, for the public offering of the shares in Argentina. The CNV has not approved the shares, the offering nor any document relating to the offering of the shares. The shares will not be offered or sold in Argentina, except in transactions that will not constitute a public offering of securities within the meaning of Section 16 of the Argentine Public Offering Law N° 17,811, as amended. Argentine insurance companies may not purchase the shares.

Brazil

The information contained in this product supplement and in the accompanying prospectus supplement and prospectus does not constitute a public offering or distribution of securities in Brazil and no registration or filing with respect to any securities or financial products described in these documents has been made with the Comissão de Valores Mobiliários (the “CVM”). No public offer of securities or financial products described in this product supplement or in the accompanying prospectus supplement and prospectus should be made in Brazil without the applicable registration at the CVM.

The People’s Republic of China

These offering documents have not been filed with or approved by the People’s Republic of China (for such purposes, not including Hong Kong and Macau Special Administrative Regions or Taiwan) (“the PRC”)  authorities, and is not an offer of securities within the meaning of the Securities Law or other pertinent laws and regulations of the PRC. These offering documents may not be circulated or distributed in the PRC and the notes may not be offered or sold, directly or indirectly, to any residents of the PRC, or offered or sold to any person for re-

offering or re-sale, directly or indirectly, to any residents of the PRC except pursuant to applicable laws and regulations of the PRC.

France

The offering documents have not been submitted to the Autorité des marchés financiers (“AMF”) for prior approval or otherwise.

The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France within the meaning of Article L.411-1 of the French Code monétaire et financier and Title I of Book II of the Règlement Général of the AMF, and the offering documents, or any other offering and marketing material relating to the notes have not been made available, distributed or caused to be distributed and will not be made available, distributed or caused to be distributed to the public in France.

The offering documents or any other offering material relating to the notes and such offers, sales and distributions have been and will be made in France only to (i) providers of the investment service of portfolio management for the account of third parties, and/or (ii) qualified investors (investisseurs qualifiés) other than individuals, and/or a limited circle of investors, in each case acting for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1 and D.411-2, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier.

Prospective investors are informed that:

(i)             the offering documents have not been and will not be submitted for clearance to the AMF;

(ii)          in compliance with Articles L.411-2 and D.411-1 of the French Code monétaire et financier, any qualified investors subscribing for the notes should be acting for their own account; and

(iii)     the direct and indirect distribution or sale to the public of the notes acquired by those investors to whom offers and sales of the notes may be made as described above may only be made in compliance with Articles L.411-1 to L.411-4, L.412-1 and L.621-8 to L.621-8-3 of the French Code monétaire et financier and applicable regulations thereunder.

Italy

No offers of the notes may be made to residents of the Republic of Italy.

Mexico

The notes have not been and will not be registered in the National Securities Registry (Registro Nacional de Valores). Therefore, the notes may not be offered or sold in the United Mexican States (“Mexico”) by any means except in circumstances which do not constitute a public offering (oferta pública) within the meaning of the Securities Market Law (Ley del Mercado de Valores) and its regulations. All applicable provisions of the Securities Market Law must be complied with in respect to anything done in relation to the notes in, from or otherwise involving Mexico.

Netherlands

No offers of the notes may be made to residents of the Netherlands.

New Zealand

No offeree of the notes shall directly or indirectly offer, sell or deliver any notes, or distribute the offering documents or any advertisement in relation to any offer of the notes, in New Zealand other than to persons whose principal business is the investment of money or who, in the course of and for the purposes of their business, habitually invest money, or who are each required to pay a minimum subscription price of at least NZ$500,000 for the notes (excluding any amounts lent by the issuer or any of its affiliates) before the allotment of those notes, or who in all the circumstances can properly be regarded as having been selected otherwise than as members of the public, or in other circumstances where there is no contravention of the Securities Act 1978 of New Zealand.

Philippines

THE SECURITIES BEING OFFERED OR SOLD HAVE NOT BEEN REGISTERED WITH THE PHILLIPINES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES REGULATION CODE.  ANY FUTURE OFFER OR SALE THEREOF IS SUBJECT TO REGISTRATION REQUIREMENTS UNDER THE CODE UNLESS SUCH OFFER OR SALE QUALIFIES AS AN EXEMPT TRANSACTION.

Switzerland

The notes may not be offered or sold, directly or indirectly, in Switzerland except in circumstances that will not result in the offer of the notes being a public offering in Switzerland within the meaning of the Swiss Federal Code of Obligations (“CO”). None of these offering documents constitutes a prospectus as that term is understood pursuant to Article 652a or 1156 CO, and none of these documents may be publicly distributed or otherwise made publicly available in Switzerland. The notes are not authorized by or registered with the Swiss Financial Market Supervisory Authority as a foreign collective investment scheme. Therefore, investors do not benefit from protection under the Swiss Federal Act on Collective Investment Schemes or supervision by the Swiss Financial Market Supervisory Authority.

Taiwan

The notes may not be issued, sold, or offered in Taiwan. No subscription or other offer to purchase the notes shall be binding on us until received and accepted by us or MLPF&S outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

Uruguay

The notes have not been registered under the Uruguayan Securities Market Law or recorded in the Uruguayan Central Bank. The notes are not available publicly in Uruguay and are offered only on a private basis. No action may be taken in Uruguay that would render any offering of the notes a public offering in Uruguay. No Uruguayan regulatory authority has approved the notes or passed on our solvency. In addition, any resale of the notes must be made in a manner that will not constitute a public offering in Uruguay.

Los valores no han sido registrados bajo la Ley de Mercado de Valores de la República Oriental del Uruguay o registrados ante el Banco Central del Uruguay. Los valores no son ofrecidos en forma pública en Uruguay y lo son únicamente en forma privada. Ninguna acción puede ser adoptada en Uruguay en relación a estos valores que resulte en que esta oferta de valores sea una oferta pública de valores en Uruguay. Ninguna autoridad regulatoria del Uruguay ha aprobado estos valores o se ha manifestado sobre nuestra solvencia. Adicionalmente, cualquier reventa de estos valores debe ser realizada en forma tal que no constituya oferta pública de valores en el Uruguay.

MATERIAL U.S. FEDERAL INCOME TAXATION CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of ARNs by a holder who purchases ARNs in the initial offering at their principal amount and holds ARNs as capital assets.  This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations and proposed Treasury regulations issued under the Code, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which may change, possibly with retroactive effect.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances, such as holders to whom special tax treatment applies, including (1) banks, regulated investment companies, real estate investment trusts, insurance companies, dealers in securities or currencies, tax-exempt organizations or partnerships or other entities classified as partnerships for U.S. federal income tax purposes (or partners therein), (2) persons holding ARNs as part of a straddle, hedge, conversion transaction or as part of a “synthetic security” or other integrated financial transaction, (3) persons subject to the alternative minimum tax, U.S. expatriates, nonresident alien individuals present in the United States for more than 182 days in a taxable year, or persons whose functional currency is not the U.S. dollar, or (4) traders in securities that elect to use a mark to market method of accounting for their securities holdings.

This summary addresses only U.S. federal income tax consequences, and does not address consequences arising under state, local, foreign tax laws or the Medicare tax on net investment income.  Investors should consult their own tax advisors in determining the tax consequences to them of holding ARNs under such tax laws, as well as the application to their particular situation of the U.S. federal income tax considerations discussed below.

This summary addresses only ARNs that are linked to a Market Measure other than the performance of one or more currencies.  The U.S. federal income tax considerations relevant to ARNs linked to currency Market Measures will be addressed in the relevant pricing supplement for such ARNs.

For purposes of the following discussion, the term “U.S. holder” means a beneficial owner of ARNs that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a U.S. domestic corporation or (iii) any other entity or person generally subject to U.S. federal income tax on a net income basis in respect of ARNs.  A “non-U.S. holder” is a beneficial owner of ARNs that is an individual, corporation, foreign estate, or foreign trust, that is not a U.S. holder.

The following discussion assumes that none of the companies included in a Market Measure is, or will become at any time during the term of ARNs, either a passive foreign investment company or a United States real property holding company, in each case as determined for U.S. federal income tax purposes.  Prospective investors should note that if that assumption is not accurate, then it is possible that the U.S. federal income tax consequences of owning ARNs could differ significantly from the consequences described below.

No statutory, administrative or judicial authority directly addresses the treatment of holders of ARNs for U.S. federal income tax purposes.  As a result, no assurance can be given that the IRS or a court will agree with the tax consequences described in this discussion.  A differing treatment from that assumed below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in ARNs.  Prospective investors are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of ARNs in light of their own particular circumstances, as well as the effect of any state, local or foreign tax laws.

Particular ARNs may have special features that produce tax consequences different from those described below. In cases in which the applicable term sheet or pricing supplement contains additional tax information, prospective holders should review such information together with the information herein.

Consequences to U.S. holders

We intend to take the position that ARNs will be treated for U.S. federal income tax purposes as prepaid forward contracts to purchase the Market Measure and, by purchasing a ARN, you will be deemed to have agreed to that treatment.  The remainder of this discussion assumes that ARNs will be so treated.  We also will take the position that at the time of issuance of your Note you deposit irrevocably with us a fixed amount of cash equal to the purchase price of your Note to assure the fulfillment of your purchase obligation, which deposit will be non-interest bearing and will be unconditionally and irrevocably applied at the maturity date to satisfy that obligation at the maturity date.  Although you will be obligated to treat the purchase price as a deposit for U.S. federal income tax purposes, the cash proceeds that we will receive from the offering will not be segregated by us during the term of your Note, but instead will be commingled with our other assets.

Sale, exchange or other taxable disposition of ARNs.  A U.S. holder’s initial tax basis in ARNs should be the price at which the U.S. holder purchased ARNs.  Upon the sale, exchange or other disposition of ARNs in a taxable disposition, a U.S. holder should generally recognize gain or loss equal to the difference between the proceeds received (including amounts received at maturity) and the U.S. holder’s adjusted tax basis in the Note.  Under the treatment agreed to above, the gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder held the Note more than one year immediately before the disposition.  Long-term capital gains of individuals are eligible for reduced rates of taxation.  The deductibility of capital losses is subject to limitations.

Potential Application of Constructive Ownership Rules.  Some or all of the net long-term capital gain arising from certain constructive ownership transactions may be characterized as ordinary income, in which case an interest charge would be imposed on any deemed underpayment of tax with respect to the deferral of such ordinary income.  The “constructive ownership” rules could potentially be applicable to ARNs with a term greater than one year in circumstances where the underlying equity includes an equity interest in a “pass-through entity,” as defined under the Code (such as a regulated investment company, a passive foreign investment company or a real estate investment trust).  These rules have no immediate application to certain derivative financial instruments, including any ARNs, where the underlying equity represents an index, assuming each of the companies included in the index is not, and will not become at any time during the term of ARNs, a passive foreign investment company, a regulated investment company or a real estate investment trust for U.S. federal income tax purposes.  These rules, however, grant discretionary authority to the U.S. Treasury Department to expand the scope of “constructive ownership” transactions to include certain derivative financial instruments in respect of the stock of all corporations.  These rules also direct the U.S. Treasury Department to promulgate regulations excluding a forward contract that does not convey “substantially all” of the economic return on any underlying asset from the scope of “constructive ownership” transactions.  This category may include ARNs.  It is not possible to predict whether such regulations will be promulgated by the U.S. Treasury Department, or the form or effective date that any regulations that may be promulgated might take.

Backup withholding tax and information reporting. Information returns will be filed with the IRS in connection with payments on ARNs made to certain U.S. holders.  In addition, payments on ARNs and the proceeds received from the sale of ARNs may also be subject to U.S. federal backup withholding tax if the U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability if the U.S. holder provides the required information to the IRS.

Possible alternative treatments.  Due to the absence of authorities that directly address the proper characterization of ARNs, the absence of comparable instruments for which there is a widely accepted tax treatment and because we are not requesting a ruling from the IRS with respect to ARNs, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of ARNs described above. Under alternative characterizations of ARNs, it is possible, for example, that ARNs could be treated as contingent payment debt instruments, or as including a debt instrument and a forward contract or two or more options.  If the IRS were successful in asserting an alternative characterization of ARNs, the timing and character of income on ARNs could differ materially from the above description.

Backup withholding tax and information reporting. Unless a U.S. holder is an exempt recipient such as a corporation, payments on ARNs and the proceeds received from the sale of ARNs will be subject to information reporting and may also be subject to U.S. federal backup withholding tax if the U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability if the U.S. holder provides the required information to the IRS.

It is also possible that future regulations or other IRS guidance would require holders to accrue income with respect to ARNs on a current basis.  The U.S. Treasury Department has issued proposed regulations that require current accrual of income with respect to contingent non-periodic payments made under certain notional principal contracts.  The preamble to the regulations states that the “wait and see” method of tax accounting does not properly reflect the economic accrual of income on such contracts, and requires a current accrual of income with respect to some contracts already in existence at the time the proposed regulations were released.  While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts.  If the IRS published future guidance requiring current accrual of income with respect to contingent payments on prepaid forward contracts, it is possible that holders could be required to accrue income over the term of ARNs.

It is also possible that future legislation would cause ARNs to be subject to tax on a mark-to-market basis, or that future regulations or other IRS guidance would require you to accrue income with respect to ARNs on a current basis at ordinary rates (as opposed to capital gains rates), possibly in excess of any amounts paid currently or to treat ARNs in another manner that significantly differs from the agreed-to treatment discussed above.  It is impossible to predict how future legislation or regulatory changes would impact the treatment of ARNs.

U.S. holders are urged to consult their tax advisors regarding the potential effects of the foregoing developments on the tax treatment of ARNs.

Consequences to non-U.S. holders

Gain or loss on disposition.  Except as described below, a non-U.S. holder will generally not be subject to U.S. federal income tax, including withholding taxes, on payments on ARNs, or on gain realized on the sale, exchange, maturity or repurchase by SEK of ARNs.

Information reporting and backup withholding.  In general, backup withholding and information reporting will not apply to payments made by us or our paying agents, in their capacities as our paying agents, to a non-U.S. holder as long as the income associated with the payments is otherwise exempt from U.S. federal income tax and the holder has provided the required certification that it is a non-U.S. holder, if requested by the paying agent.  The amount of any backup withholding from a payment to a non-U.S. taxpayer will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Dividend equivalent payments.  We do not expect to issue ARNs that are Specified Notes (as defied below), and, as a result, we do not expect ARNs to be subject to withholding pursuant to Section 871(m) of the Code or relevant regulations (the “section 871(m) regulations”).

Under Section 871(m) of the Code, a “dividend equivalent” amount payable to a non-U.S. holder is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax (or a lesser rate determined under an applicable income tax treaty) if paid to a non-U.S. Holder.  Under the section 871(m) regulations, a “dividend equivalent” payment includes amounts payable on certain structured notes that are treated as attributable to dividends from underlying U.S. equities.

Under the section 871(m) regulations, only a note that has an expected economic return sufficiently similar to that of the underlying U.S. security, as determined in connection with the issuance of the note based on tests set forth in the section 871(m) regulations, will be subject to the section 871(m) withholding regime (we refer to such a Note as a “Specified Note”). The section 871(m) regulations provide certain exceptions to this withholding requirement.

Withholding in respect of dividend equivalents will generally be required when cash payments are made on a Specified Note or upon the date of maturity, lapse or other disposition by a non-U.S. Holder of the Specified Note. Withholding agents also may be permitted to withhold at the time when the dividend on the underlying U.S. security is paid.  If the underlying U.S. security or securities are expected to pay dividends during the term of the Specified Note, withholding generally will still be required even if the Specified Note does not provide for payments explicitly linked to dividends. Though we do not expect to issues ARNs that are Specific Notes, if we or any withholding agent determine that withholding is required, neither we nor any withholding agent will be required to pay any additional amounts with respect to amounts so withheld.

We will determine if an ARN is a Specified Note and notify the holder of our determination.  Based on this determination, a non-U.S. Holder of ARNs may be subject to withholding in respect of any dividend-paying U.S. securities underlying ARNs. Our determination is binding on non-U.S. Holders of ARNs, but it is not binding on the IRS.  The section 871(m) regulations require complex calculations to be made with respect to ARNs linked to U.S. securities and their application to a specific issue of ARNs may be uncertain. Prospective investors should consult their tax advisers regarding the potential application of section 871(m) to the ARNs.

FATCA

Pursuant to the Foreign Account Tax Compliance Act (“FATCA”), holders and beneficial owners of ARNs may be required to provide to a financial institution in the chain of payments on the ARNs information and tax documentation regarding their identities, and in the case of a holder that is an entity, the identities of their direct and indirect owners, and this information may be reported to relevant tax authorities, including the IRS.  Moreover, starting at the earliest on January 1, 2019, we, the paying agents, and other financial institutions through which payments are made, may be required to withhold U.S. tax at a 30% rate on “foreign passthru payments” (a term not yet defined) paid to an investor who does not provide information sufficient for the institution to determine whether the investor is a U.S. person or should otherwise be treated as holding a “United States account” of the institution, or to an investor that is, or holds ARNs directly or indirectly through, a non-U.S. financial institution that is not in compliance with FATCA.  Under a grandfathering rule, this withholding tax will not apply unless ARNs are issued or materially modified after the date that is six months after the date on which final United States Treasury Regulations defining the term “foreign passthru payment” are filed with the United States Federal Register.  If U.S. withholding tax were to be deducted or withheld from payments on any ARNs as a result of a failure by an investor (or by an institution through which an investor holds ARNs) to comply with FATCA, neither we nor any paying agent nor any other person would, pursuant to the terms of ARNs, be required to pay additional amounts as a result of the deduction or withholding of such tax.  These requirements may be modified by the adoption or implementation of an intergovernmental agreement between the United States and another country.  Prospective investors should consult their own tax advisers about how FATCA may apply to their investment in ARNs.

Prospective purchasers of ARNs should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of ARNs.

CERTAIN ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to the fiduciary and prohibited transaction rules under Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code (each, a “Plan” and collectively, “Plans”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

The fiduciary investment considerations under ERISA summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA).  However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“Similar Laws”).  The fiduciaries of plans subject to Similar Laws should also consider the fiduciary and other issues set forth herein as well as any further issues arising under the applicable Similar Laws.

In addition, we, the agents, and certain of our respective subsidiaries and affiliates may be each considered a “party in interest” within the meaning of ERISA, or a “disqualified person” (within the meaning of the Code) with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest, unless the notes are acquired under an exemption from the prohibited transaction rules.  A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available.

Under  various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor under ERISA, an exemption  may be available for a direct or indirect prohibited transaction resulting from the purchase, holding, or disposition of the notes, including  PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

As a result, the notes may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include Plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is either not prohibited or is exempt from the prohibited transaction restrictions of ERISA and Section 4975 of the Code pursuant to  PTCE 96-23, 95-60, 91-38, 90-1, or 84-14,  the Service Provider Exemption or another applicable exemption.  Accordingly, each  purchaser of the Notes, including any fiduciary purchasing Notes on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, that by its purchase and holding of the notes  either (a) it is not a Plan or a Plan Asset Entity and is not purchasing the notes on behalf of or with  the assets of any Plan (or any Plans subject to Similar Laws) or (b) its purchase, holding, and disposition  is exempt from the prohibited transaction rules of ERISA and Section 4975 of the Code pursuant to  PTCE 96-23, 95-60, 91-38, 90-1, or 84-14,  the Service Provider Exemption or another applicable exemption or (c) such purchase, holding, and disposition  are not prohibited by ERISA or Section 4975 of the Code or Similar Laws.

Further, any person acquiring or holding the notes on behalf of any Plan or with any assets of a Plan or Plan Asset Entity (including Plans subject to Similar Laws) shall be deemed to represent on behalf of itself and such Plan or Plan Asset Entity (or Plans subject to Similar Laws) that (x)  no more than adequate consideration is being paid or received   within the meaning of Section 408(b)(17) of ERISA in connection with the transaction or any redemption of the notes, (y) none of us, MLPF&S, or any other agent directly or indirectly exercises any discretionary authority or control or renders investment advice or otherwise acts in a fiduciary capacity with respect to the assets of the Plan within the meaning of ERISA being used to purchase the Notes  and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.

In addition, any purchaser, that is or is acting on behalf of  a Plan or Plan Asset Entity (or Plans subject to Similar Laws), including any fiduciary thereof, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that (a) none of us, MLPF&S, or any of our respective affiliates is a “fiduciary” (under Section 3(21) of ERISA, or under any regulations thereunder, or with respect to a governmental, church, or foreign plan under any Similar Laws) with respect to the acquisition, holding or disposition of the notes, or as a result of any exercise by us or our affiliates of any rights in connection with the notes, and (b) such purchaser recognizes and agrees that any communication from us or any of our affiliates to the purchaser with respect to the notes is not intended by us or any of our affiliates to be impartial investment advice and is rendered in its capacity as a seller of such notes and not a fiduciary to such purchaser.  Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding, and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Laws.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles.  This summary does not include all of the investment considerations relevant to Plans and other retirement plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan or other retirement plan investor consult with their legal counsel prior to directing any such purchase.